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                                   EXHIBIT 5




                                   February
                                     26th
                                   1 9 9 6




                                                                       143,379-5



Catellus Development Corporation
201 Mission Street
San Francisco, California 94105

Ladies and Gentlemen:

                 You have advised us that you propose to file a Registration Statement on Form S-8 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of the Common Stock (the "Common Stock"), par value $.01 per share (the "Shares"), of Catellus Development Corporation, a Delaware corporation (the "Company"), to be issued pursuant to the Company's 1995 Stock Option Plan (the "Plan"). At your request, we have reviewed the corporate proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan. In addition, we have examined originals or copies of those corporate and other records and documents we have considered appropriate.

                 On the basis of such examination and our consideration of those questions of law we considered relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued in accordance with such authorization and the provisions of the Plan, will be validly issued, fully paid and nonassessable.

                 We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        /s/ O'MELVENY & MYERS